UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
April 5, 2010 (March 18, 2010)

HELI ELECTRONICS CORP.
formerly Dong Fang Minerals, Inc.
 (Exact name of registrant as specified in its charter)

NEVADA	000-53692
(State or other jurisdiction of incorporation)	(Commission File No.)

Room A606, Dacheng International Centre,
78 Dongsihuanzhonglu
Chaoyang District, Beijing, P.R. China
(Address of principal executive offices and Zip Code)

(86) 010-5962 5606
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02       UNREGISTERED SALE OF EQUITY SECURITIES

On April 5, 2010, we split our authorized and issued shares of common stock on the basis of 120 for 1.  Immediately prior to the split, there were 100,000,000 shares of common stock authorized with 6,006,000 shares of common stock outstanding.  Immediately after the split, there were 12,000,000,000 shares of common stock authorized with 720,720,000 shares of common stock outstanding.  Par value remained at $0.00001 per share.

ITEM 5.03       AMENDMENTS TO ARTICLES OF INCORPORATION

On March 29, 2010, we merged our wholly owned subsidiary corporation, Heli Electronics Corp. into Dong Fang Minerals, Inc.  Dong Fang Minerals, Inc. is the surviving corporation.  Concurrently therewith we changed the name of the Company to Heli Electronics Corp.

ITEM 8.01       OTHER EVENTS

On March 18, 2010, we entered into a non-binding letter of intent to acquire all of the issued and outstanding shares of a British Virgin Island corporation to be formed in the future in consideration of 144,280,000 restricted shares of our common stock.  The BVI corporation will, prior thereto, have acquired all of Guangzhou Heli Information Technology Co., Ltd. a People’s Republic of China Corporation (“Heli”).  As part and parcel of the transaction, we will pay a stock dividend of 120 shares of common stock for each one share of common stock outstanding.  Further we will have changed our name to Heli Electronics Corp.  The letter of intent also contains other provisions all of which relate to the proposed change of control of Dong Fang Minerals, Inc.  The letter of intent is not binding upon any parties thereto and is subject to the execution of a definitive agreement.

ITEM 9.01       FINANCIAL STATEMENTS AND EXHIBITS

Exhibits	Document Description

2.1	Articles of Merger
3.1	Nevada Form 209
10.1	Letter of Intent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 5th day of April 2010.

HELI ELECTRONICS CORP.

BY:	LU LU
Lu Lu
President, Principal Executive Officer, Treasurer, Secretary, Principal Financial Officer, Principal Accounting Officer, and sole member of the Board of Directors